EXHIBIT 99.2

                            IRONCLAD BEGINS TRADING

EL SEGUNDO, Calif., May 11, 2006 -- Ironclad Performance Wear Corporation will begin trading on the Over the Counter Bulletin Board under its new symbol "ICPW" on May 11, 2006. Ironclad merged with Europa Trade Agency Ltd. on May 8, 2006. The new company was renamed Ironclad Performance Wear Corporation.

Ironclad was founded in 1998, developed for workers and born on "the jobsite." Since its inception, the Ironclad brand has challenged the status quo to develop products that not only improve the worker's protection but also their ability to increase performance.

ronclad is synonymous with technology, having registered more than 50 patents and trademarks, from ergonomically designed palm patterns to proprietary and unique marks for its products. Ironclad uses only the best materials in its products and seeks to partner with leading suppliers of innovative materials such as 3M, Dupont, Clarino, and Gore. Ironclad is proud to be recognized as the official glove of the Army's Best Ranger Competition, and is required on every hand of the Andretti Green Race team, the current Indianapolis 500 champion. Ironclad gloves are stocked in America's two largest hardware chains, ACE Hardware and True Value Hardware, and are the only gloves designated by them as a branded technical glove.

Ironclad is synonymous with innovation, having created the task specific performance glove category, and recently, the first line of performance fabric apparel built for the worker. Ironclad will continue to innovate and develop new products with the goal to be, "the brand of choice" for the worker who demands performance or technology engineered into the products he or she uses.

Ironclad currently offers more than 30 styles of gloves and 21 styles of apparel. Its products are available in all 50 states and internationally, through approximately 7,000 retail outlets. Ironclad gloves are priced between $15 and $60 per unit with apparel unit prices ranging from $22 to $48. In June, Ironclad will be moving into its new state-of-the-art headquarters facilities in the South-Bay area of Southern California.

Ed Jaeger, President, Chief Executive Officer and founder of Ironclad said, "This merger by which we have become a public company marks a new era for Ironclad, and will now allow us to share our vision and growth with our public investors, customers, suppliers and our employees. We plan to continue leveraging our proprietary technologies and distribution channels to introduce new products and penetrate new domestic and international markets."

In conjunction with the reverse merger, Ironclad raised a total of $7,321,191 of equity capital through a private placement of Common Stock units. Each unit was priced at $0.75 and included one common share and a warrant to purchase 3/4 of a common share. The warrants are exercisable at a strike price of $1.00 per share. Ironclad was pleased that its offering was over-subscribed and that institutional investors represented more than 96% of the invested proceeds. Ironclad was also pleased to attract as lead investors, Context Capital Management, Funds advised by LibertyView Capital Management, a division of Neuberger Berman, LLC and Crestview Capital Funds. Brean Murray, Carret & Co. served as the lead placement agent and advisor to Ironclad and GP Group, LLC, an affiliate of Gemini Partners, Inc. served as co-placement agent.

For   further   information   on   Ironclad   please   visit  its   website   at
www.ironclad.com.

Information about Forward-Looking Statements

This release contains "forward-looking statements" that include information relating to future events and future financial and operating performance. Examples of forward looking-statements include Ironclad's expectations of future growth. Forward-looking statements should not be read as


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a guarantee  of future  performance  or  results,  and will not  necessarily  be accurate indications of the times at, or by which, that performance or those results will be achieved. Forward-looking statements are based on information available at the time they are made and/or management's good faith belief as of that time with respect to future events, and are subject to risks and
uncertainties   that  could  cause  actual  performance  or  results  to  differ
materially  from  those  expressed  in  or  suggested  by  the   forward-looking
statements. Important factors that could cause these differences include, but are not limited to: fluctuations in demand for the Ironclad's products, the introduction of new products, Ironclad's ability to maintain customer and strategic business relationships, the impact of competitive products and pricing, growth in targeted markets, the adequacy of the Ironclad's liquidity and financial strength to support its growth, and other information that may be detailed from time to time in Ironclad's filings with the United States Securities and Exchange Commission. Ironclad undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

    CONTACTS:
    Ironclad:                        Fusion Consulting Group, LLC

    Thomas Walsh (Primary)           Marlin Molinaro
    310-577-5820 X120                702-434-4131
    Ed Jaeger
    310-577-5820 X106